Exhibit 5
April 18, 2007
Cinemark Holdings, Inc.
3900 Dallas Parkway
Suite 500
Plano, Texas 75093

Re:	Cinemark Holdings, Inc. Registration Statement on Form S-1
(Registration No. 333-140390)
Ladies and Gentlemen:
     We have acted as special counsel to Cinemark Holdings, Inc., a Delaware corporation (the “Company”), in connection with the registration, pursuant to a registration statement on Form S-1, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), of the offering and sale by the Company of 13,888,889 shares (the “Company Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”), and the offering and sale by the selling stockholders listed in the Registration Statement (the “Selling Stockholders”) of up to 16,911,111 shares of Common Stock (the “Selling Stockholder Shares”) and sold pursuant to the terms of an underwriting agreement to be executed by the Company and Lehman Brothers, Inc. Credit Suisse Securities (USA) LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Morgan Stanley & Co. Incorporated. The Company Shares and the Selling Stockholder Shares are collectively referred to as the “Shares.”
     We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.
     Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that (i) when the Registration Statement relating to the Company Shares has become effective under the Act, the terms of the sale of the Company Shares have been duly established in conformity with the Company’s certificate of incorporation and, when issued, sold and delivered as described in the Registration Statement, the Company Shares will be duly authorized and validly issued and are fully paid and non-assessable, and (ii) when the Registration Statement relating to the Selling Stockholder Shares has become effective under the Act, when sold and delivered as described in the Registration Statement, the Selling Stockholder Shares will be duly authorized and validly issued and are fully paid and non-assessable.
1700 Pacific Avenue, Suite 4100 / Dallas, Texas 75201-4675 / 214.969.2800 / fax: 214.969.4343 / akingump.com

Cinemark Holdings, Inc.
April 18, 2007

     The opinions and other matters in this letter are qualified in their entirety and subject to the following:
A.	We express no opinion as to the laws of any jurisdiction other than any published constitutions, treaties, laws, rules or regulations or judicial or administrative decisions (“Laws”) of the Laws of the General Corporation Law of the State of Delaware.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus forming a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder. We also consent to your filing copies of this opinion as an exhibit to the Registration Statement.
Very truly yours,
/s/ Akin, Gump, Strauss, Hauer & Feld, L.L.P.
AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.
1700 Pacific Avenue, Suite 4100 / Dallas, Texas 75201-4675 / 214.969.2800 / fax: 214.969.4343 / akingump.com